Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2024, with respect to the consolidated financial statements included in the Annual Report of Barfresh Food Group, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Barfresh Food Group, Inc. on Forms S-8 (File No. 333-264539 and 333-273971) and on Form S-3 (File No. 333-275185).

/s/ Eide Bailly
Denver, Colorado
March 22, 2024